Exhibit 10.1

EXECUTION VERSION

SPONSORS AGREEMENT

This Sponsors Agreement (this “Agreement”), dated as of December 1, 2014, is made and entered into by and among the undersigned parties listed under Sponsors on the signature page hereto (collectively, the “Sponsors”) and Parakou Tankers, Inc., a Marshall Islands corporation (the “Company”).

WHEREAS, on the date hereof, the Company, Cambridge Capital Acquisition Corporation, a Delaware corporation (“Parent”), Cambridge Holdco, Inc., a Marshall Islands corporation and wholly-owned subsidiary of Parent (“Holdco”), Cambridge Merger Sub, Inc., a Marshall Islands corporation and wholly-owned subsidiary of Holdco (“Merger Sub”) and Por Liu entered into a Business Combination Agreement (the “Merger Agreement”), pursuant to which Parent will merge with and into Holdco with Holdco surviving the merger and becoming the public company (the “Parent Merger”), and the Merger Sub merging with and into the Company with the Company surviving the merger and becoming a wholly-owned subsidiary of Holdco (the “Company Merger”, and together with the Parent Merger, the “Mergers”); and

WHEREAS, the Sponsors collectively hold 2,012,500 shares (the “Sponsors’ Shares”) of Parent common stock, par value $0.0001 per share (“Parent Common Stock”), warrants to acquire 4,721,215 shares of Parent Common Stock (“Sponsors’ Warrants” and together with the Sponsors’ Shares, the “Sponsors’ Equity”).

NOW, THEREFORE, in order to induce the parties to enter into the Merger Agreement and to proceed with the Mergers and the Transactions, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1.	Capitalized terms used herein, but not otherwise defined, shall have the meaning ascribed to such term in the Merger Agreement.

2.	Immediately prior to the consummation of the Parent Merger, each Sponsor agrees to contribute back to Parent a number of shares of Parent Common Stock set forth in Exhibit A hereof for cancellation. The undersigned shall contribute such Parent Common Stock to Parent without receipt of additional consideration therefor (and agrees to execute such documents or certificates evidencing such agreement as the Parent may reasonably request); provided however, the undersigned shall not be obliged to contribute such Parent Common Stock to Parent until all closing conditions to the Merger Agreement have been satisfied.

3.	Each Sponsor hereby irrevocably and unconditionally agrees that:

(a)	in connection with a vote to approve the Merger Agreement, the Mergers, the Transactions, and any proposal to approve the Holdco Benefit Plan, the directors set forth in Section 2.05(a) of the Parent Disclosure Schedule to the Merger Agreement, and the amendment and restatement, effective upon the completion of the Mergers, of the Articles of Incorporation and By-laws of Holdco, each Sponsor shall vote all of such Sponsor’s shares of Parent Common Stock (including the Sponsors’ Shares) in favor of the approval and adoption of the Merger Agreement, the Mergers, the Transactions, and the foregoing proposals;

(b)	in connection with a proposal to approve the adjournment of the Parent Stockholders’ Meeting, including, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the Parent Stockholders’ Meeting to approve the Merger Agreement, the Mergers, the Transactions and the proposals set forth in Section 2(a) above, each Sponsor shall vote all of such Sponsor’s shares of Parent Common Stock (including the Sponsors’ Shares) in favor of such proposal to approve the adjournment of the Parent Stockholders’ Meeting;

(c)	it will not exercise conversion rights with respect to any of the Sponsor’s shares of Parent Common Stock;

(d)	it will vote all of such Sponsor’s shares of Parent Common Stock (including the Sponsors’ Shares) against any action or agreement submitted for approval or adoption of Parent’s stockholders that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Parent contained in the Merger Agreement; and

(e)	it will vote all of such Sponsor’s shares of Parent Common Stock (including the Sponsors’ Shares) against any alternative transaction or proposal with respect to any business combination (other than the transactions contemplated by the Merger Agreement) and against any other action, agreement or transaction, in any case, that is submitted for approval or adoption of Parent’s stockholders that the Sponsors would reasonably expect is intended, or would reasonably be expected to impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the Mergers or the other transactions contemplated by the Merger Agreement or this Agreement or the performance by Parent of its obligations under the Merger Agreement or any of the ancillary agreements to the Merger Agreement or the performance by the Sponsors of their obligations under this Agreement, including: (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving Parent (other than the Mergers); (ii) any reorganization, recapitalization or liquidation of Parent; or (iii) any change in the present capitalization of Parent or any amendment or other change to the Parent Certificate of Incorporation or By-laws.

4.

Each Sponsor further agrees that, until the Closing, it shall not, directly or indirectly, (a) sell, offer to sell, assign, hypothecate, donate, transfer (including by operation of Law), incur any lien, grant any security interest in, pledge, dispose of or otherwise encumber (each, a “Transfer”) any legal or beneficial interest in any of the Sponsors’ Equity, or otherwise agree to do any of the foregoing, (b) deposit any Sponsors’ Equity into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of Law) or other disposition of any Sponsors’ Equity, (d) take any action that would have the effect of preventing or disabling it from performing its obligations hereunder, or (e) publicly announce any intention to effect any transaction specified in Sections 3(a)-3(d); provided, however, such restrictions shall not be applicable to a Transfer of any of the Sponsors’ Equity: (i) to any Family Member, (ii) to a trust for the benefit of a Sponsor or a Sponsor’s Family Member, (iii) upon the Sponsor’s death or (iv) for philanthropic purposes; provided, further, a Transfer pursuant to this Section 3 shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to the Company to be bound by all of the terms of this Agreement. For the purposes of this Agreement, “Family Member” means any relationship by blood, marriage or adoption, including, but not limited to, spouse, lineal descendants, stepchildren, father, mother, brother or sister of the transferor or of the Sponsor.

5.	Each Sponsor hereby waives any claim it has or may have in the future against the Trust Fund, and will not seek recourse against the funds held in or distributed from the Trust Fund.

6.	Each party, if an individual, has the legal capacity to execute and deliver this Agreement and to perform his or her obligations hereunder. Each party, if not an individual, is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, has the requisite corporate or similar power and authority, and has taken all corporate or similar action necessary to authorize this Agreement to perform its obligations hereunder. Each party represents and warrants that this Agreement has been duly authorized, executed and delivered by the applicable party and is a valid and binding agreement of such party, enforceable against it in accordance with its terms subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at Law or in equity).

7.	Miscellaneous.

(a)	This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective heirs, successors, permitted assigns and legal representatives, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(b)

Each party acknowledges and agrees that irreparable damage would occur if any of the provisions of this Agreement are not performed in accordance with their specific terms and in the event of breach of this Agreement by a party, the other party would not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which the non-breaching party may be entitled, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

(c)	This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts executed in and to be performed in that State. The parties irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York or, if such court does not have jurisdiction, the New York State Supreme Court in the Borough of Manhattan, in any action arising out of or relating to this Agreement. The parties irrevocably agree that all claims in respect of the interpretation and enforcement of the provisions of this Agreement will be heard and determined in such a New York federal or State court, and that such jurisdiction of such courts with respect thereto will be exclusive, except solely to the extent that all such courts lawfully decline to exercise such jurisdiction. Each party hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document or in respect of any such transaction, that it is not subject to such jurisdiction. Each party hereby waives, and agrees not to assert, to the maximum extent permitted by Law, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document or in respect of any such transaction, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. Each party hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement.

(d)	This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

(e)	This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

(f)	This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) without the prior written consent of the other parties hereto. Any purported assignment in violation of this Section 8(f) shall be void and shall not operate to transfer or assign any interest or title to the purported assignee.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARAKOU TANKERS, INC.

By	/s/ Por Liu
Name:	Por Liu
Title:	CEO

SPONSORS

CAMBRIDGE CAPITAL LLC

By	/s/ Benjamin Gordon
Name:	Benjamin Gordon
Title:	Managing Partner

GORDON FAMILY 2007 TRUST

By	/s/ Jonathan Morris
Name:	Jonathan Morris
Title:	Trustee

/s/ Mitchell Gordon
MITCHELL GORDON

/s/ Michael Durham
MICHAEL DURHAM

GANTCHER FAMILY LIMITED PARTNERSHIP

By	/s/ Nathan Gantcher
Name:	Nathan Gantcher
Title:	Managing Partner

/s/ Scott Laurans
SCOTT LAURANS

/s/ Bob Hammel
BOB HAMMEL

/s/ Herb Shear
HERB SHEAR

[Signature Page to Sponsors Agreement]

/s/ Jonathan Meeks
JONATHAN MEEKS

/s/ Sidney Brown
SIDNEY BROWN

/s/ David Brodsky
DAVID BRODSKY

/s/ Elliott Brodsky
ELLIOTT BRODSKY

/s/ Jonathan Morris
JONATHAN MORRIS

/s/ Ramon Suazo
RAMON SUAZO

ALEX 2012 TRUST

By	/s/ Robert A. Romanoff
Name:	Robert A. Romanoff
Title:	Trustee

RAYMOND AVON VENTURES, LLC

By	/s/ Raymond T. Mancini
Name:	Raymond T. Mancini
Title:	Principal

[Signature Page to Sponsors Agreement]

Exhibit A

Name of Stockholder	Initial Number of Parent Common Stock	Cancellation of Parent Common Stock	Number of Parent Common Stock After Cancellation
Gordon Family 2007 Trust	1,567,500	788,618	778,882
Mitchell Gordon	60,000	30,186	29,814
Michael J. Durham	40,000	20,124	19,876
Gantcher Family Limited Partnership	60,000	30,186	29,814
Scott Laurans	60,000	30,186	29,814
Sidney Brown	10,000	5,031	4,969
David Brodsky	25,000	12,578	12,422
Herb Shear	25,000	12,578	12,422
Bob Hammel	50,000	25,155	24,845
Jonathan Morris	5,000	2,516	2,484
Elliott Brodsky	10,000	5,031	4,969
Alex 2012 Trust	10,000	5,031	4,969
Ramon Suazo	15,000	7,547	7,453
Raymond Avon Ventures, LLC	25,000	12,578	12,422
Jonathan Meeks	50,000	25,155	24,845

Total	2,012,500	1,012,500	1,000,000